                                                                   Exhibit 12.1


         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


The Company's ratios of earnings to fixed charges for the nine-month periods ended September 30, 1997 and 1996 and for each of the years in the five year period ended December 31, 1996 were as follows:


                                                      Nine Months Ended                Year Ended December 31,
                                                        September 30,       -----------------------------------------------
                                                        1997      1996        1996      1995      1994     1993      1992
                                                      -------   -------     -------   -------   -------   -------   -------
                                                         (Unaudited)
                                                                               Dollars in thousands
Net income                                            $25,897   $19,529     $28,105   $25,286   $19,240   $14,913   $15,959
Extraordinary item, net of tax                           --        --          --        --        --        --        --
Cumulative effect of changes in accounting               --        --          --        --        --        --       1,387
  principles, net of tax

Income tax expense                                      5,486     4,059       6,634     4,854     3,533     2,360     2,870
                                                      -------   -------     -----------------------------------------------

Pretax earnings including net realized
  capital gains (losses)                              $31,383   $23,588     $34,739   $30,140   $22,773   $17,273   $17,442
                                                      =======   =======     ===============================================
Pretax earnings excluding net realized
  capital gains (losses)                              $29,455   $24,160     $33,692   $28,552   $23,228   $15,309   $16,573
                                                      =======   =======     ===============================================

Fixed charges:
Portion of rental expense (net of sublease
  rental income) which approximates the
  interest factor                                        --        --          --        --         177        69        73
Interest on borrowed funds                              8,508     3,017       4,277     1,816     1,440     1,383     1,415
                                                      -------   -------     -----------------------------------------------
  Total fixed charges                                  $8,508    $3,017      $4,277    $1,816    $1,617    $1,452    $1,488
                                                      =======   =======     ===============================================

Earnings including net realized capital
  gains (losses) (for ratio calculation)              $39,891   $26,605     $39,016   $31,956   $24,390   $18,725   $18,930
                                                      =======   =======     ===============================================
Earnings excluding net realized capital
  gains (losses) (for ratio calculation)              $37,961   $27,177     $37,969   $30,368   $24,845   $16,761   $18,061
                                                      =======   =======     ===============================================
Ratio of earnings including net realized
  capital gains (losses) to fixed charges                 4.7       8.8         9.1      17.6      15.1      12.9      12.7
                                                      =======   =======     ===============================================
Ratio of earnings excluding net realized
  capital gains (losses) to fixed charges                 4.5       9.0         8.9      16.7      15.4      11.5      12.1
                                                      =======   =======     ===============================================


  For purposes of computing the consolidated ratios of earnings to fixed charges, "earnings" represent net income before extraordinary items plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (other than on deposits), amortization of financing costs and that portion of rent expense deemed representative of the interest factor in such rent expense.